Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

THE SERIES A CUMULATIVE PREFERRED STOCK,

SERIES B PREFERRED STOCK AND

SERIES C CUMULATIVE PREFERRED STOCK OF

THE NASDAQ STOCK MARKET, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

The Nasdaq Stock Market, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law and authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors (the “Board”) of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company as Series A Cumulative Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on March 8, 2002, filed a Certificate of Designations with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).

2. That, pursuant to Section 151 of the General Corporation Law and authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company as Series B Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on March 8, 2002, filed a Certificate of Designations with respect to such Series B Preferred Stock in the office of the Secretary of State.

3. That, pursuant to Section 151 of the General Corporation Law and authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company as Series C Cumulative Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on November 29, 2004, filed a Certificate of Designations with respect to such Series C Preferred Stock in the office of the Secretary of State.

4. That no shares of such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificates of Designations.

5. That the Board of the Company has adopted the following resolutions:

BE IT FURTHER RESOLVED, that no shares of Series A Cumulative Preferred Stock, Series B Preferred Stock or Series C Cumulative Preferred Stock are outstanding and no shares of any such series shall be issued, and that the Nasdaq Board hereby approves the elimination of the Certificate of Designations, Preferences and Rights of Series A Cumulative Preferred Stock, the Certificate of Designations, Preferences and Rights of Series B Preferred Stock, the Certificate of Designations, Preferences and Rights of Series C Cumulative Preferred Stock, and of all matters set forth therein;

BE IT FURTHER RESOLVED, that the Nasdaq Board hereby approves the amendment of the Restated Certificate of Incorporation of Nasdaq to eliminate the matters set forth therein specifically with respect to the Series A Cumulative Preferred Stock and Series B Preferred Stock;

BE IT FURTHER RESOLVED, that the Nasdaq Board authorizes staff to make all necessary filings with the Securities and Exchange Commission to effectuate the foregoing resolutions; and

BE IT FURTHER RESOLVED, that the officers of Nasdaq be, and hereby are, authorized and directed to file a certificate with the office of the Secretary of State of the State of Delaware setting forth copies of any of the foregoing resolutions, as appropriate, whereupon all matters approved for elimination in the foregoing resolutions shall be so eliminated.

6. That, accordingly, such Certificates of Designations with respect to such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and all matters set forth therein, be, and hereby are, eliminated.

IN WITNESS WHEREOF, The Nasdaq Stock Market, Inc. has caused this Certificate to be signed by its duly authorized officer, as of this 31st day of March, 2006.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Edward S. Knight
Name:	Edward S. Knight
Office:	EVP and General Counsel

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